Crow Point Global Tactical Allocation Fund 485BPOS

Exhibit 99.(I)(18)

September 28, 2018

360 Funds

4300 Shawnee Mission Parkway, Suite 100

Fairway, Kansas 66205

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Crow Point Global Tactical Allocation Fund (formerly known as the Crow Point Defined Risk Global Equity Income Fund), a series portfolio of the 360 Funds (the “Trust”) that is included in Post-Effective Amendment No. 115 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-123290), and Amendment No. 116 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21726), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@Practus.com.

Very truly yours, /s/ John H. Lively On behalf of Practus, LLP